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                                                                       Exhibit 5





January 24, 1997

TRW Inc.
1900 Richmond Rd.
Cleveland, Ohio  44124

Re:   The TRW Inc. Deferred Compensation Plan

Ladies and Gentlemen:

As General Counsel of TRW Inc. ("TRW"), I am delivering this opinion in connection with the preparation and filing of a registration statement on Form S-8 ("Registration Statement") with the Securities and Exchange Commission to register Seventy Five Million Dollars ($75,000,000) of obligations ("Obligations"), which represent unsecured obligations of TRW to pay deferred compensation in the future in accordance with the terms of the TRW Inc. Deferred Compensation Plan (the "Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

I am familiar with the Plan, as amended to date; the proceedings taken by TRW in connection with the adoption of the Plan; the proposed issuance and sale of Obligations; the Registration Statement; and the resolutions of the Directors of TRW relating to the filing of the Registration Statement. I am also familiar with TRW's Amended Articles of Incorporation and Regulations, in each case as amended to date, and I have examined or caused to be examined such other records, documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of TRW, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.


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I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to me in the Registration Statement, in the Plan documents prepared pursuant to the requirements of Part 1 of Form S-8, and in any amendments to the foregoing.


Sincerely,



/s/ Martin A. Coyle
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